EXHIBIT 10.2

CONFIDENTIALITY, NONCOMPETITION AND

NONSOLICITATION AGREEMENT

(Jacob L. Singleton)

This Confidentiality, Noncompetition and Nonsolicitation Agreement (“Agreement”) is effective as of November 6, 2018 (the “Effective Date”) by The Joint Corp., a Delaware corporation (the “Joint”), and Jacob L. Singleton (“Executive”).

Background

This Agreement is being entered into concurrently with and as condition of a Letter Agreement with an Effective Date of November 6, 2018, between The Joint and Executive pertaining to the terms and conditions of Executive’s employment with The Joint.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the parties agree as follows:

1.       Confidentiality Covenant.

(a)       During Executive’s employment by the Joint and continuing indefinitely following the termination of Executive’s employment, regardless of the reason for or circumstances of Executive’s termination, Executive shall treat all Confidential Information as secret and confidential (Executive’s “Confidentiality Covenant”).

(b)       Executive shall not under any circumstances directly or indirectly (i) disclose any Confidential Information to a third party (except as required in the normal course of Executive’s duties or by a court order or as expressly authorized by the Joint’s Board of Directors) or (ii) use any Confidential Information for Executive’s own account.

(c)       All correspondence, files, records, documents, memoranda, reports and other items in whatever form or medium containing or reflecting Confidential Information, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the Joint’s exclusive property. Upon the termination of Executive’s employment, or at any other time that the Joint requests, Executive shall promptly turn over to the Joint all written or tangible Confidential Information that may be in Executive’s possession or control (including all copies and summaries and notes derived from Confidential Information).

2.       Nonsolicitation and Noncompetition Covenant.

(a)       Regardless of the reason for or circumstances of Executive’s termination, during Executive’s employment and for a period of 24 months beginning on the date of termination of Executive’s employment (the “Covenant Period”), Executive shall not directly or indirectly do any of the following (Executive’s “Nonsolicitation and Noncompetition Covenant”):

(i)       solicit for a Competing Business any customer or account of the Joint that Executive had dealings with or supervisory responsibility for, or had access to Confidential Information relating to, during the 24-month period ending on the date of termination of Executive’s employment; or

(ii)       solicit for employment or hire away any employee of the Joint who was a full-time or part-time employee of the Joint at any time during the 12-month period ending on the date of termination of Executive’s employment, regardless of whether the employee is or was employed on an “at will” basis or pursuant to a written agreement; or

(iii)       directly or indirectly engage in, accept employment with, or have a financial or other interest in any Competing Business.

(b)       The duration of the Covenant Period shall be extended by a length of time equal to (i) the period during which Executive is in violation of Executive’s Nonsolicitation and Noncompetition Covenant and (ii) without duplication, any period during which litigation that the Joint institutes to enforce Executive’s Nonsolicitation and Noncompetition Covenant is pending (to the extent that Executive is in violation of Executive’s Nonsolicitation and Noncompetition Covenant during this period). In no event, however, shall any such extension of the Covenant Period exceed 18 months.

(c)       Executive’s Nonsolicitation and Noncompetition Covenant shall apply to Executive regardless of the capacity in which Executive is acting, that is, whether as an employee, sole proprietor, partner, joint venturer, limited liability company manager or member, shareholder, director, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor or in any other capacity or role.

(d)       Executive’s Nonsolicitation and Noncompetition Covenant shall not be violated, however, by reason of Executive’s ownership of less than 2% of the outstanding shares of any publicly-traded corporation or other entity.

3.       Enforcement.

(a)       Executive agrees that Executive’s violation of his Confidentiality Covenant or his Nonsolicitation and Noncompetition Covenant (Executive’s “Covenants”) would cause irreparable harm to the Joint for which money damages alone would be both difficult to determine and inadequate to compensate the Joint for its injury. Executive accordingly agrees that if Executive violates either of his Covenants, the Joint shall be entitled to obtain a temporary restraining order and a preliminary and permanent injunction to prevent Executive’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

(b)       This right to injunctive relief shall be in addition to any other remedies to which the Joint may be entitled. The prevailing party shall pay the other party’s reasonable attorneys’ fees and court costs in prosecuting or defending such lawsuit.

(c)       Executive agrees that if the court in which the Joint seeks injunctive relief, or otherwise seeks to enforce any provision of this Agreement, determines that either of Executive’s Covenants are too broad in scope or geographical area or too long in duration to be valid and enforceable, the scope, area or duration may be reduced to limits that the court considers reasonable and, as so reduced, the Executive’s Covenant may be enforced against Executive.

4.       Works. Executive acknowledges that all Works conceived of by Executive (either alone or with others) during Executive’s employment by the Joint shall be the Joint’s sole and exclusive property, and Executive irrevocably assigns to the Joint all of Executive’s rights, if any, in respect of any such Invention. This assignment shall not apply in respect of any Works for which no equipment, supplies, facilities or Confidential Information of the Joint was used and which was developed entirely on Executive’s own time, unless (i) the Works relates to the Joint’s business or its actual or demonstrably anticipated research or development or (ii) the Works result from any work performed for the Joint by Executive.

5.       Notices. Any notice or demand under this Agreement shall be effective only if it is in writing and is delivered in person or sent by certified or registered mail or overnight courier service. Any notice to the Joint shall be delivered or sent to it at its principal offices, and any notice to Executive shall be sent to him at his home address as shown the Joint’s payroll records. A party may change his or its address for purposes of this Agreement by giving notice of the change to the other party in accordance with this Paragraph.

6.       Amendment. No amendment of this Agreement shall be effective unless it is in writing, makes specific reference to this Agreement and is signed by both parties.

7.       Governing Law. This Agreement and any dispute arising from or in relation to this Agreement are governed by, and interpreted and enforced in accordance with, the laws of the State of Arizona.

8.       Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns. In witness, the parties have signed this Agreement.

The Joint Corp.

By	/s/ Peter Holt	/s/ Jacob L. Singleton
Peter Holt, President and Chief Executive Officer		Jacob L. Singleton

Definitions

Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether proprietary or not-for-profit in nature.

Competing Business means a Business that engages in the business of providing chiropractic services, directly or through related entities, including but not limited to franchise holders, from or at any location in a Restricted Area.

Confidential Information means any information relating to the Joint or their business (regardless of who prepared the information), including: trade secrets; financial information and financial projections; marketing plans; vendor and customer information; sales and revenue information; product information; and technology and know-how.

The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement; or (ii) becomes available to Executive on a non-confidential basis from a source other than the Joint (provided, in case (ii), that the source of the information was not known to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality in respect of the information); or (iii) is communicated in response to a valid order by a court or other governmental body, as otherwise required by law, or as necessary to establish the rights of Executive under this Agreement, provided however that, if reasonably possible, Executive shall give the Joint written notice of such prior to any disclosure so that the Joint may seek a protective order or other similar remedy.

Person means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

Restricted Area means anywhere within a radius of 100 miles of any location from or at which the Joint directly, or indirectly through one or more subsidiaries or franchises, engaged in the business of providing chiropractic services on the date of termination of Employee’s employment.

Works means any invention, discovery, concept, idea, work of authorship, method, technique, process, formula or computer program, whether or not patentable, reduced to practice or copyrightable.